Exhibit 10.35

THE KRAFT HEINZ COMPANY
2020 OMNIBUS INCENTIVE PLAN

2023 NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
Unless defined in this award agreement (together with all exhibits and appendices attached thereto, this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in The Kraft Heinz Company 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).
Subject to your acceptance of this Award Agreement, you are hereby being granted a Non-Qualified Stock Option (the “Option”) as of the Grant Date set forth below (the “Grant Date”). The Option entitles you to exercise up to the aggregate number of shares of the Company’s Common Stock set forth below, at the Exercise Price per share set forth below (the “Exercise Price”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Total Number of Shares Underlying Options:	________ Shares
Current Grant Value of Shares Underlying Options:	$_______ per Share
Exercise Price per Share:	$_______ per Share
Grant Date:	_______________
Expiration Date:	10-year anniversary of Grant Date
Vesting Date:	3-year anniversary of Grant Date (subject to the terms of the Award Agreement)
By agreeing to this Award Agreement, you agree that this Option is granted under and governed by the terms and conditions of this Award Agreement (including, without limitation, the terms and conditions set forth on Exhibit A, the Restrictive Covenants Agreement attached as Exhibit B and the terms and conditions set forth on Appendix I) and the Plan.
THE KRAFT HEINZ COMPANY

Exhibit 10.35

EXHIBIT A
TERMS AND CONDITIONS OF THE
OPTION AWARD AGREEMENT
Vesting
This Option will vest and become exercisable on the “Vesting Date” set forth in this Award Agreement subject to your continued Service (including, for the avoidance of doubt, service as a member of the Company’s Board of Directors, consultant or advisor) with the Company or one of its Subsidiaries or Affiliates. Any portion of this Option that becomes exercisable in accordance with the foregoing will remain exercisable until the Expiration Date, unless earlier terminated pursuant to the Plan or this Award Agreement (including, without limitation, the section below entitled “Termination”).
Exercisability
Subject to the section below entitled “Termination,” this Option may be exercised only while you are employed by or providing Service to the Company or any of its Subsidiaries or Affiliates. Prior to the exercise of this Option, you will not have any rights of a shareholder with respect to this Option or the Shares subject thereto.
This Option will be exercisable pursuant to procedures approved by the Human Capital and Compensation Committee (formerly the Compensation Committee) of the Board of Directors (the “Committee”) and communicated to you. No Shares will be delivered pursuant to the exercise of this Option unless (i) you have complied with your obligations under this Award Agreement and the Plan, (ii) the exercise of this Option and the delivery of such Shares complies with applicable law and (iii) full payment (or satisfactory provision therefor) of the aggregate exercise price of the Option and any Tax-Related Items (as defined below) have been received by the Company. Until such time as the Shares are delivered to you, you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the exercise of this Option.
Unless otherwise determined by the Company or Committee, this Option may only be exercised on a day on which the Nasdaq exchange (the “Exchange”) is open. Accordingly, if the Expiration Date is a day on which the Exchange is closed, the Expiration Date shall be the immediately preceding day on which the Exchange is open.
Termination
Effect of a Termination of Service on Vesting and Exercisability
Other than as set forth below, upon a termination of your Service for any reason prior to the Vesting Date, you will forfeit this Option without any consideration due to you.
If prior to the Vesting Date, but more than one (1) year after the Grant Date, the Company terminates your Service Without Cause (as defined below), the vesting of your Option shall accelerate upon such termination of Service as if 33.33% of the Shares subject to the Option had vested on each annual anniversary of the Grant Date on which you provided Service. If prior to the Vesting Date your Service terminates by reason of your death or Disability (as defined below), your Option shall become fully vested and exercisable upon such termination of Service. If prior to the Vesting Date, but more than one (1) year after the Grant Date, your Service terminates by reason of your Retirement (as defined below), your Option shall become fully vested and exercisable upon such termination of Service. Following your termination of

Exhibit 10.35
Service, you (or, if applicable, such other person who is entitled to exercise this Option) may exercise such portion of the Option that is or becomes vested upon your termination of Service during the period set forth in the table below.
To the extent this Option is or becomes exercisable on the date of termination of your Service, then, if you (or, if applicable, such other person who is entitled to exercise this Option) do not exercise this Option on or prior to the expiration of the Option Exercise Period (as set forth below), this Option will terminate; provided that in no event may you exercise this Option after the Expiration Date.

Type of Termination	Option Exercise Period
Without Cause	Three-year period beginning on the date of termination
Resignation*	90 days beginning on the date of termination
Retirement	Three-year period beginning on the date of termination
Disability	Three-year period beginning on the date of termination
Death	Three-year period beginning on the date of termination
For Cause	30 days beginning on the date of termination
*except for a resignation that falls within the definition of “Without Cause.”
For purposes of the Option, your Service will be considered terminated as of the date you are no longer actively providing Service to the Company or one of its Subsidiaries or Affiliates with no anticipated return to active service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement or other service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, (i) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any); and (ii) the period (if any) during which you may exercise the Option after such termination of your employment or Service relationship will commence as of such date and will not be extended by any notice period mandated under employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any. The Committee shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of this Option (including whether you may still be considered to be providing Service while on a leave of absence).
Applicable Definitions
All capitalized terms used in this Award Agreement without definition shall have the meanings ascribed in the Plan. For purposes of this Award Agreement, the following terms shall have the following meanings:
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the Company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any of its Subsidiaries or Affiliates for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.

Exhibit 10.35

“Employment Agreement” means an individual written employment agreement between you and the Company or any of its Affiliates, including an offer letter.
“Retirement” means a termination of Service by you on or after either (a) the later of (i) your 60th birthday and (ii) your completion of five years of Service with the Company, its Subsidiaries or its Affiliates; or (b) the later of (i) your 55th birthday and (ii) your completion of ten years of Service with the Company, its Subsidiaries or its Affiliates.
“Without Cause” means (i) a termination of your Service by the Company or its Subsidiaries or Affiliates other than for Cause (as defined in the Plan) and other than due to your death, Disability or Retirement or (ii) (A) if you are a party to an Employment Agreement, (B) such Employment Agreement is in effect upon the date of your termination of Service and (C) such Employment Agreement defines “Good Reason”, then “Without Cause” shall also include resignation of your Service for “Good Reason” in accordance with such Employment Agreement.
Special Termination Provisions
In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of your Service on this Option and the terms of any Employment Agreement, the terms of this Award Agreement will govern.
If you are terminated Without Cause or due to your resignation and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your Employment Agreement at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause for purposes of this Award Agreement and the Plan, effective as of the date the events giving rise to Cause occurred and any consequences following from a termination for Cause shall be retroactively applied (including your obligation to repay gains that would not have been realized had your Service been terminated for Cause).
Effect of a Change in Control
The treatment of the Options upon a Change in Control shall be governed by the Plan. In the event that there is a conflict between the terms of the Plan regarding the effect of a Change in Control on this Option and the terms of this Award Agreement or any Employment Agreement, the terms of the Plan will govern.
Restrictive Covenants
Your Service will provide you with specialized training and unique knowledge and access to confidential information and key business relationships, which, if used in competition with the Company, its Subsidiaries and/or its Affiliates, would cause harm to such entities. As such, in partial consideration of the Option granted under this Award Agreement, you agree to comply with the Company’s Restrictive Covenants Agreement, attached (and incorporated into this Award Agreement) as Exhibit B. The restrictions and obligations contained in the Restrictive Covenants Agreement are in addition to any restrictions imposed by, or obligations you may have to, the Company, its Subsidiaries or Affiliates under any Employment Agreement or otherwise.

Exhibit 10.35

Taxes
Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social security or insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and the Company and/or its Subsidiaries or Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant or the Underlying Shares, including but not limited to the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items.
Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Committee to satisfy all Tax-Related Items. In this regard, you authorize the withholding of all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion sell or arrange for the sale of Shares that you acquire to meet the obligation for Tax-Related Items. Finally, you will pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company or its Subsidiaries may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
No Guarantee of Continued Service
You acknowledge and agree that the vesting of this Option on the Vesting Date (or such earlier date as set forth in the section above titled “Termination”) is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide Service to, the Company, its Subsidiaries or any Affiliate. Further, the Company, its Subsidiaries or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company, its Subsidiaries or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.
Company’s Right of Offset
If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company, its Subsidiaries or any of its Affiliates, then the Company, its Subsidiaries or its Affiliates, upon a

Exhibit 10.35
determination by the Committee, and to the extent permitted by applicable law and it would not cause a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.
Acknowledgment of Nature of Award
In accepting this Option, you understand, acknowledge and agree that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement;
(b) the Option award is exceptional, voluntary, occasional and discretionary and does not create any contractual or other right to receive future Option awards, or benefits in lieu of Options even if Options have been awarded in the past;
(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d) your participation in the Plan is voluntary;
(e) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries or Affiliates;
(f) this Option, any Shares acquired under the Plan, and the income and value of same are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments;
(g) the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(h) if the underlying Shares do not increase in value, this Option will have no value;
(i) if you receive Shares, the value of such Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price per Share;
(j) unless otherwise agreed with the Company in writing, the Options, any Shares acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director of a Subsidiary or Affiliate;
(k) no claim or entitlement to compensation or damages, including pro-rated compensation or damages, shall arise from forfeiture of the Option resulting from termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Subsidiaries or Affiliates, waive your ability, if any, to bring any such claim, and release the Company, and its Subsidiaries and Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

Exhibit 10.35

(l) this Option is subject to the terms of the Plan (including, without limitation, certain provisions regarding Adjustments, Repurchases and Transfers).
Securities Laws
By accepting this Option, you acknowledge that U.S. federal, state or foreign securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Option. You agree to comply with such securities law requirements and Company policies, as such laws and policies are amended from time to time.
Data Privacy
(a) Data Collection and Usage. The Company collects, processes and uses personal data about you, including but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, employee identification number, hire date, termination date, gross earnings, tax rate, account identification number for the independent stock plan service provider account, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you or the Employer (“Data”) for the purposes of implementing, administering and managing the Plan. The Company will only use your personal data where expressly permitted by law. Generally, the Company will use your personal data in the following circumstances:
•When needed to execute a contract that the Company is going to formalize or that the Company has formalized with you.
•Where necessary for the Company’s legitimate interests (or those of a third party), provided that the fundamental interests or rights that assist you do not prevail over our interests or those of that third party.
•When the Company needs it to comply with any legal or regulatory obligation.
(b) Stock Plan Administration Service Providers. The Company may transfer Data to one or more independent stock plan service providers, which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for you or ask you to receive and trade shares of common stock. You may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s) with such agreement being a condition of participation in the Plan. Please review these terms and data processing practices carefully. If you do not agree to the independent stock plan service provider’s terms and/or data processing practices, you will not be able to participate in the Plan.
(c) International Data Transfers. Please note that Data processed in connection with the Plan will be transferred from your country to the United States, where the Company and its service providers are based. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company will ensure that appropriate measures are in place for compliance with applicable data protection laws in relation to transfer of Data to the United States.
(d) Data Retention. The Company has a legal duty to keep various records and records need to be held for different periods of time, depending on their contents. The Company will use your personal data only as long as necessary to implement, administer and manage your participation in the Plan and as required to comply with legal or regulatory obligations, including under tax and securities laws. The

Exhibit 10.35
Company will therefore keep your personal data for as long as needed in connection with those obligations. The Company will not keep your personal data for longer than data protection law allows.
(e) Data Subject Rights. You understand that you may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of personal data, (iv) restrictions on processing of personal data, (v) portability of personal data, (vi) lodge complaints with competent data protection authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding these rights or to exercise these rights, you can contact the Company’s Data Privacy Team at gdpr@kraftheinz.com.
Limits on Transferability; Beneficiaries
This Option shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, and this Option shall be exercised during your lifetime only by you or your guardian or legal representative, except that this Option may be Transferred to one or more Beneficiaries or other Transferees during your lifetime with the consent of the Committee, and may be exercised by such Transferees in accordance with the terms of this Award Agreement. A Beneficiary, Transferee, or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Option shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Option and any Shares purchased upon exercise of this Option that are or would have been applicable to you.
Repayment/Forfeiture
As an additional condition of receiving the Options and without prejudice to the terms of the Company’s Restrictive Covenants Agreement (attached as Exhibit B), you agree that the Options and any proceeds or other benefits you may receive hereunder shall be subject to forfeiture and/or repayment to the Company (i) under the terms of the Company’s Clawback Policy, as may be amended from time to time (and such requirements shall be deemed incorporated into this Award Agreement without your additional consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Act and Rule 10D-1 thereunder. Further, if you receive any amount in excess of what you should have received under the terms of the Options for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then you shall be required to promptly repay any such excess amount to the Company.

Exhibit 10.35

Section 409A
It is intended that the Option awarded pursuant to this Award Agreement be exempt from or compliant with Section 409A of the Code (“Section 409A”) and the Award Agreement shall be interpreted construed and operated in a manner consistent with this intention. In the event that the Company believes, at any time, that any benefit or right under this Award Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent by you) amend this Award Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Award Agreement to increase the Exercise Price per Share to such amount as may be required in order for the Option to be exempt from Section 409A).
Notwithstanding the foregoing, the Company, its Subsidiaries and Affiliates do not make any representation to you that the Option awarded pursuant to this Award Agreement shall be exempt from or satisfy the requirements of Section 409A, and the Company, its Subsidiaries and Affiliates shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary, Transferee or other party for any tax, additional tax, interest or penalties that you or any Beneficiary, Transferee or other party may incur in the event that any provision of this Award Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
Entire Agreement; Modification
The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company, its Subsidiaries and/or Affiliates and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan.
Governing Law; Jurisdiction; Waiver of Jury Trial
This Award Agreement (together with all exhibits and appendices attached thereto) is governed by the laws of the State of Delaware, without regard to its principles of conflict of laws, and any disputes shall be settled in accordance with the Plan.
To the extent not prohibited by applicable law, each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement (together with all exhibits and appendices attached thereto) or the Plan.
Electronic Signatures and Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan, including this Award Agreement, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Award Agreement if delivered by electronic means with electronic signatures shall be treated in all manner and respects as an original executed document and shall be considered to have the same binding legal effect as if it were the original signed versions thereof delivered in person.

Exhibit 10.35

Agreement Severable
This Award Agreement shall be enforceable to the fullest extent allowed by law. In the event that any provision of this Award Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of this Award Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of this Award Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Award Agreement, and the remaining provisions contained in this Award Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Award Agreement.
Interpretation
The Committee shall have the right to resolve all questions that may arise in connection with the Award or this Award Agreement, including whether you are actively employed. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Award Agreement shall be final, binding and conclusive. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Award Agreement or the Plan.
Language
You acknowledge that you are sufficiently proficient in the English language or have consulted with an advisor who is proficient in English, so as to allow you to understand the terms and conditions of this Award Agreement. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Acknowledgments
By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Option subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.
Appendix I
Notwithstanding any provision in this Award Agreement, if you work or reside outside the U.S., this Option grant shall be subject to the general non-U.S. terms and conditions and the additional terms and conditions for your country set forth in Appendix I. Moreover, if you relocate from the U.S. to one of the countries included in Appendix I or you move between countries included in Appendix I, the general non-U.S. terms and conditions and the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix I constitutes part of this Award Agreement.

Exhibit 10.35
EXHIBIT B
RESTRICTIVE COVENANTS AGREEMENT
I understand that I am or will be an employee to or other service-provider of The Kraft Heinz Company and/or its Subsidiaries and/or its Affiliates (collectively the “Company”) and will learn and have access to the Company’s confidential, trade secret and proprietary information and key business relationships. I understand that the products and services that the Company develops, provides and markets are unique. Further, I know that my promises in this Restrictive Covenants Agreement (the “Agreement”) are an important way for the Company to protect its proprietary interests and that The Kraft Heinz Company would not have granted me a stock option or other equity grants unless I made such promises.
In addition to other good and valuable consideration, I am expressly being given a stock option or other equity grants in exchange for my agreeing to the terms of this Award Agreement. In consideration of the foregoing, I (the “Executive”) agree as follows:
1.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of Executive’s Service, Executive will have access to Confidential Information. For purposes of this Award Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors of the Company. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s Service or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive’s Service. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that, to the extent permitted by law, Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).
Pursuant to the U.S. Defend Trade Secrets Act of 2016, Executive shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, Executive may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
No Company policies or practices, including this Non-Disclosure of Confidential Information provision, is intended to or shall limit, prevent, impede or interfere in any way with Executive’s

Exhibit 10.35
right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistle blower statutes. Nothing in or about this Award Agreement prohibits you from: (i) filing and, as provided for under Section 21F of the Act, maintaining the confidentiality of a claim with the Commission, (ii) providing the Commission with information that would otherwise violate the non-disclosure restrictions in this Award Agreement, to the extent permitted by Section 21F of the Act; (iii) cooperating, participating or assisting in a Commission investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Act.
2.NON-COMPETITION. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iii) in the course of Executive’s employment by or service to a competitor, Executive would inevitably use or disclose such Confidential Information, (iv) the Company has substantial relationships with its customers and Executive has had and will continue to have access to these customers, (v) Executive has received and will receive specialized training from the Company, and (vi) Executive has generated and will continue to generate goodwill for the Company in the course of Executive’s Service. Accordingly, during Executive’s Service and for twelve (12) months following a termination of Executive’s Service for any reason (the “Restricted Period”), Executive will not engage in any business activities, directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner) within the same line or lines of business for which the Executive performed services for the Company and in a capacity that is similar to the capacity in which the Executive was employed by the Company with any person or entity that competes with the Company in the consumer packaged food and beverage industry (“Competitive Business”) anywhere within the same geographic territory(ies) for which the Executive performed services for the Company (the “Restricted Territory”). Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than three percent (3%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as Executive has no active participation in the business of such corporation.
3.NON-SOLICITATION. During the Restricted Period, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid, induce, assist in the solicitation of, or accept any business (other than on behalf of the Company) from, any customer or potential customer of the Company to purchase goods or services then sold by the Company from another person, firm, corporation or other entity or, directly or indirectly, in any way request, suggest or advise any such customer to withdraw or cancel any of their business or refuse to continue to do business with the Company. This restriction shall apply to customers or potential customers who, during the two (2) years immediately preceding the Executive’s termination, had been assigned to the Executive by the Company, or with which the Executive had contact on behalf of the Company while an Executive of the Company, or about which the Executive had access to Confidential Information by virtue of Executive’s employment with the Company.
4.NON-INTERFERENCE. During the Restricted Period, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or

Exhibit 10.35
agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and its vendors, suppliers or customers. As used herein, the term “solicit, aid or induce” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee. An employee, representative or agent shall be deemed covered by this Section 4 while so employed or retained and for a period of six (6) months thereafter.
5.NON-DISPARAGEMENT. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products or services. The foregoing shall not be violated by truthful statements made in (a) response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (b) the good faith performance of Executive’s duties to the Company.
6.INVENTIONS.
a.Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product (“Inventions”), whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by Executive, solely or jointly with others, during Executive’s Service, or (B) suggested by any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, but only insofar as the Inventions are related to Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of Service, or upon the Company’s request. Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to Executive’s Service, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to Executive’s Service, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record,enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to Executive from the Company. Executive will also execute assignments to the Company (or its designee) of the Applications and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense.
b.In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company,

Exhibit 10.35
all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.
7.RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of Service with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).
8.REASONABLENESS OF COVENANTS. In signing this Award Agreement, including by electronic means, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Award Agreement, including the restraints imposed by it. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Award Agreement, and

Exhibit 10.35
that Executive will reimburse the Company for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Award Agreement if either the Company prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of this Award Agreement. It is also agreed that the “Company” as used in this Award Agreement refers to each of the Company’s Subsidiaries and Affiliates and that each of the Company’s Subsidiaries and Affiliates will have the right to enforce all of Executive’s obligations to that Subsidiary or Affiliate under this Award Agreement, as applicable, subject to any limitation or restriction on such rights of the Subsidiary or Affiliate under applicable law.
9.REFORMATION. If it is determined by a court of competent jurisdiction in any state or country that any restriction in this Award Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state or country.
10.REMEDIES. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Award Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law.
11.REPURCHASE. Executive acknowledges and agrees that a breach of this Award Agreement would constitute a “Covenant Breach” as such term is used in the Plan and therefore, in the event of a Covenant Breach, Executive’s Option and the Shares issued therefor (as such terms are defined in the Plan) shall be subject to repurchase by The Kraft Heinz Company in accordance with the terms of the Plan.
12.TOLLING. In the event of any violation of the provisions of this Award Agreement, Executive acknowledges and agrees that the post-termination restrictions contained in this Award Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
13.SURVIVAL OF PROVISIONS. The obligations contained in this Award Agreement hereof shall survive the termination or expiration of the Executive’s Service with the Company and shall be fully enforceable thereafter.
14.VENUE, PERSONAL JURISDICTION, AND COVENANT NOT TO SUE. Executive expressly agrees to submit to the exclusive jurisdiction and exclusive venue of courts located in the State of Delaware in connection with any litigation which may be brought with respect to a dispute between the Company and Executive in relation to this Restrictive Covenants Agreement, regardless of where Executive resides or where Executive performs services for the Company. Executive hereby irrevocably waives Executive’s rights, if any, to have any disputes between the Company and Executive related to this Restrictive Covenants Agreement decided in any jurisdiction or venue other than a court in the State of Delaware. Executive hereby waives, to the fullest extent permitted by applicable law, any objection which Executive now or hereafter may

Exhibit 10.35
have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding, and Executive agrees not to plead or claim the same. Executive further irrevocably covenants not to sue the Company related to this Restrictive Covenants Agreement in any jurisdiction or venue other than a court in the State of Delaware. All matters relating to the interpretation, construction, application, validity, and enforcement of this Award Agreement, and any disputes or controversies arising hereunder, will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

Exhibit 10.35
APPENDIX I
ADDITIONAL TERMS AND CONDITIONS OF
THE KRAFT HEINZ COMPANY
2020 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT FOR NON-U.S.
PARTICIPANTS
TERMS AND CONDITIONS
This Appendix I includes additional terms and conditions that govern the Non-Qualified Stock Option (referred to herein as the, this or these Option(s)) granted to you under the Plan if you work or reside outside the U.S. and/or in one of the countries listed below. These terms and conditions are in addition to, or if so indicated, in place of the terms and conditions set forth in the Award Agreement. Certain capitalized terms used but not defined in this Appendix I have the meanings set forth in the Plan and/or the Award Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, transfer employment and/or residency to another country after this Option is granted to you, or are considered a resident of another country for local law purposes, the terms and conditions contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.
NOTIFICATIONS
This Appendix I also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of January 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix I as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in or exercise this Option or sell Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment and/or residency after this Option is granted or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

Exhibit 10.35
GENERAL NON-U.S. TERMS AND CONDITIONS
TERMS AND CONDITIONS
The following terms and conditions apply to you if you are located outside of the U.S.
Entire Agreement.
The following provisions supplement the entire Award Agreement, generally:
If you are located outside the U.S., in no event will any aspect of this Option be determined in accordance with your Employment Agreement (or other Service contract). The terms and conditions of this Option will be solely determined in accordance with the provisions of the Plan and the Award Agreement, including this Appendix I, which supersede and replace any prior agreement, either written or verbal (including your Employment Agreement, if applicable) in relation to this Option.
Termination.
The following provision supplements the Termination section of the Award Agreement:
Notwithstanding the provisions governing the treatment of this Option upon termination due to Retirement set forth in the Termination section of the Award Agreement, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in a particular jurisdiction that would likely result in the treatment in case of a termination due to Retirement as set forth in the Award Agreement being deemed unlawful and/or discriminatory, then the Company will not apply the provisions for termination due to Retirement at the time you cease to provide Services and this Option will be treated as it would under the rules that apply if your Service ends for resignation.
Termination for Cause.
The implications upon a termination for Cause as set forth in the Award Agreement and Plan shall only be enforced, to the extent deemed permissible under applicable local law, as determined in the sole discretion of the Committee.
Taxes.
The following provisions supplement the Taxes section of the Award Agreement:
You acknowledge that your liability for Tax-Related Items may exceed the amount, if any, withheld by the Company, its Subsidiaries and/or its Affiliates (as applicable).
If you have become subject to tax in more than one jurisdiction, you acknowledge that the Company, its Subsidiaries and Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Limits on Transferability; Beneficiaries.
The following provision supplements the Limits on Transferability; Beneficiaries section of the Award Agreement:
If you are located outside the U.S., this Option may not be Transferred to a designated Beneficiary and may only be Transferred upon your death to your legal heirs in accordance with applicable laws of descent and distribution. In no case may this Option be Transferred to another individual during your lifetime.

Exhibit 10.35
Acknowledgment of Nature of Award.
The following provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement:
You acknowledge the following with respect to this Option:
(a) This Option and any Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation.
(b) In no event should this Option, any Shares acquired under the Plan, and the income and value of same, be considered as compensation for, or relating in any way to, past services for the Company, its Subsidiaries or any Affiliate.
(c) The Option, any Shares acquired under the Plan and the income and value of same are not part of normal or expected compensation or salary for any purpose.
(d) Neither the Company, its Subsidiaries nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to you pursuant to exercise of this Option or the subsequent sale of any Shares acquired upon exercise.
No Advice Regarding Award.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Not a Public Offering in Non-U.S. Jurisdictions.
If you are resident or employed outside of the United States, neither the grant of the Options under the Plan nor the issuance of the underlying Shares upon exercise of the Options is intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.
Language Consent.
If you are resident or employed outside of the United States, you acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Options, be drawn up in English.
Insider Trading and Market Abuse Laws.
You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) “tipping” third parties or causing them otherwise to buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable

Exhibit 10.35
Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
Foreign Asset/Account, Exchange Control and Tax Reporting.
You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.
Imposition of Other Requirements.
The Company reserves the right to impose other requirements on your participation in the Plan, on this Option and on any Shares purchased upon exercise of this Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Waiver.
You acknowledge that a waiver by the Company for breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach of the Award Agreement.
COUNTRY-SPECIFIC TERMS AND CONDITIONS/NOTIFICATIONS
AUSTRALIA
NOTIFICATIONS
Securities Law Information.
The offer of the Option is being made under Division 1A of Part 7.12 of the Australian Corporations Act 2001 (Cth) (“Division 1A”). If you acquire Shares under the Plan and offer such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice regarding your disclosure obligations prior to making any such offer.
Deferred Taxation.
Subdivision 83A-C of the Income Tax Assessment Act, 1997, applies to Options granted under the Plan, such that the Options are intended to be subject to deferred taxation.
BELGIUM
NOTIFICATIONS
Foreign Assets/Account Reporting Information.
If you are a resident of Belgium, you will be required to report any security (e.g., Shares acquired under the Plan) or bank account (including brokerage accounts) established outside of Belgium on your annual tax return. In a separate report, you will be required to provide the National Bank of Belgium with details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The form, as well as additional information on how to complete it, can be found on

Exhibit 10.35
the website of the National Bank of Belgium (www.nbb.be) under the caption Kredietcentrales / Centrales des crédits.
BRAZIL
TERMS AND CONDITIONS
Compliance with Law.
By accepting this Option, you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes legally due by you associated with the exercise of this Option, the receipt of any dividends, and the sale of Shares acquired under the Plan. You further agree that, for all legal purposes, (a) the benefits provided to you under the Plan are the result of commercial transactions unrelated to your employment or Service relationship; (b) the Plan is not a part of the terms and conditions of your employment or Service relationship; and (c) the income from the Award, if any, is not part of your remuneration from employment or Service.
NOTIFICATIONS
Exchange Control Information.
If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$1,000,000. Assets and rights that must be reported include Shares.
CANADA
TERMS AND CONDITIONS
Exercisability.
The following provision supplements the Exercisability section of the Award Agreement:
Notwithstanding any provision in the Plan or the Award Agreement to the contrary, you are prohibited from surrendering Shares that you already own or attesting to the ownership of Shares to pay the Exercise Price per Share or any Tax-Related Items in connection with this Option.
Plan Document Acknowledgment.
In accepting the grant of Options, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Award Agreement in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement.
Termination.
The following provision replaces the fourth paragraph of the Termination section of the Award Agreement:
In the event of your termination of Service (whether or not later found to be invalid or unlawful for any reason, including for breaching employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any), unless provided otherwise by the Company: (i) your right to vest in this Option (if any) will terminate effective, and (ii) the period (if any) during which you may exercise the vested Option will commence, as of the earlier of (1) the date the you receive notice of termination, or (2) the date you are no longer providing Service regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. You will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting, in all cases, regardless of

Exhibit 10.35
any notice period or period of pay in lieu of such notice required under applicable Canadian employment laws (including, but not limited to statutory law, regulatory law and/or common law). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the Options under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.
The following terms and conditions apply if you are a resident of Quebec:
Language Consent.
A French translation of the Plan and the Award Agreement will be made available to you as soon as reasonably practicable. You understand that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the offering of the Plan as soon as reasonably practicable.
Consentement Linguistique. Une traduction française du Plan et de l'Accord (“Award Agrement”)sera mise à la disposition du vouz dès que raisonnablement possible. Vouz comprenez que, de temps à autre, des informations supplémentaires liées à l'offre du Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société traduira en français les documents relatifs à l'offre du Plan dès que raisonnablement possible.
NOTIFICATIONS
Securities Law Information.
You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., Nasdaq).
Foreign Assets/Account Reporting Information.
Canadian residents are required to report any specified foreign property (including Shares and Options) on form T1135 (Foreign Income Verification Statement) if the total cost of such specified foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. Specified foreign property includes Shares acquired under the Plan and may include the Options. The Options must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property you hold. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at vesting, but if you own other shares, this ACB may have to be averaged with the ACB of the other shares. You should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
CHILE
NOTIFICATIONS
Securities Law Information.
The private offering of the Option starts on the Grant Date and is made subject to general ruling n° 336 of the Chilean Commission for the Financial Market (“CMF”). This offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and therefore such securities are not subject to its oversight. Given that these securities are not registered in Chile, there is no obligation from

Exhibit 10.35
the issuer to provide public information on them in Chile. These securities cannot be subject to public offering in Chile while they are not registered at the corresponding securities registry in Chile.
CHINA
TERMS AND CONDITIONS
The following provisions apply if you are subject to the exchange control regulations or restrictions in the People’s Republic of China (“China”), as determined by the Company in its sole discretion:
Vesting and Exercisability.
The following provisions replace the Vesting Date, Vesting, Exercisability, and Termination sections of the Award Agreement:
Notwithstanding anything to the contrary in the Award Agreement, due to legal restrictions in China, if and when this Option vests and becomes exercisable, you will be required to pay the Exercise Price per Share by a cashless exercise through a licensed securities broker acceptable to the Company, such that all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price per Share, any Tax-Related Items and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations. The Company reserves the right to lift the exercise restrictions herein depending on the development of local law.
Expiration Date.
Notwithstanding anything to the contrary in the Award Agreement, in the event of your termination of Service, you shall be permitted to exercise this Option to the extent vested and exercisable for the shorter of the post-termination Option Exercise Period (if any) set forth in the Award Agreement and six months (or such other period as may be required by the State Administration of Foreign Exchange (“SAFE”) after the date of termination of your active Service. At the end of the post-termination Option Exercise Period specified by SAFE, any unexercised portion of this Option will be forfeited without any consideration to you.
Exchange Control Restriction.
You understand and agree that, due to exchange control laws in China, you will be required to immediately repatriate to China the cash proceeds from the cashless exercise of this Option. You further understand that, under local law, such repatriation of the cash proceeds may need to be effected through a special exchange control account established by the Company or any Subsidiary or Affiliate of the Company and you hereby consent and agree that the proceeds from the cashless exercise of this Option may be transferred to such special account prior to being delivered to you. Further, if the proceeds from your participation in the Plan are converted to local currency, you acknowledge that the Company (including its Subsidiaries and Affiliates) is under no obligation to secure any currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear the risk of any currency conversion rate fluctuation between the date that your proceeds are delivered to such special exchange control account and the date of conversion of the proceeds to local currency.
You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
COSTA RICA
There are no country-specific provisions.

Exhibit 10.35
EGYPT
NOTIFICATIONS
Exchange Control Information.
If you transfer funds into Egypt in connection with the Options (including proceeds from the sale of Shares or the receipt of any dividends) you are required to transfer the funds through a bank registered in Egypt.
FRANCE
TERMS AND CONDITIONS
Language Consent.
By accepting the Option, you confirm having read and understood the documents relating to the grant of the Option (the Plan and the Award Agreement), which were provided in the English language, and you accept the terms of such documents accordingly.
Consentement relatif à la langue.
En acceptant l’Option, vous confirmez ainsi avoir lu et compris les documents relatifs à l’attribution de l’Option (le Plan et le Contrat d’Attribution) qui vous ont été communiqués en langue anglaise, et vous en acceptez les termes et conditions en connaissance de cause.
NOTIFICATIONS
Options not Tax-Qualified.
The Options granted under the Award Agreement are not intended to qualify for specific tax and social security treatment pursuant to Sections Section L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended.
Foreign Assets/Account Reporting Information.
If you are a French resident and you hold securities (including Shares) or cash outside of France, you must declare all foreign bank and brokerage accounts (including the accounts that were opened and closed during the tax year) on an annual basis on a special form n°3916, together with your income tax return. If you fail to complete this reporting, you may be subject to penalties.
GERMANY
NOTIFICATIONS
Exchange Control Information.
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount (including if you acquire Shares with a value in excess of this amount or sell Shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount), you must report the payment to Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.

Exhibit 10.35
INDIA
TERMS AND CONDITIONS
Exercisability.
The following provision supplements the Exercisability section of the Award Agreement:
Due to legal restrictions in India, should the Shares be listed on a recognized national securities exchange at the time of exercise, you may not exercise this Option using a cashless sell-to-cover exercise, whereby you direct a broker or transfer agent to sell some (but not all) of the Shares subject to the exercised Option and deliver to the Company the amount of the sale proceeds to pay the Exercise Price per Share and any Tax-Related Items. However, payment of the Exercise Price per Share may be made by any of the other methods of payment acceptable to the Company. The Company reserves the right to provide you with this method of payment depending on the development of local law.
Labor Law Acknowledgment.
The Options and the Shares underlying the Options, and the income and value of same, are extraordinary items that are not part of your annual gross salary.
NOTIFICATIONS
Exchange Control Information.
You are required to repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to India within the time frame prescribed under applicable Indian exchange control laws as may be amended from time to time. You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or your employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.
Foreign Assets/Account Reporting Information.
If you are an Indian resident, you are required to report all bank accounts or investments (including the Option and any Shares) that you hold outside of India. You should consult with a personal tax advisor to ensure that you are properly complying with applicable reporting requirements.
INDONESIA
TERMS AND CONDITIONS
Language Consent and Notification.
By accepting the grant of Options, you (i) confirm having read and understood the documents relating to this grant (i.e., the Plan and the Award Agreement) which were provided in the English language, (ii) accept the terms of those documents accordingly, and (iii) agree not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Dengan menekan tombol “Saya menerima” atau dengan menandatangani dan mengembalikan dokumen ini yang memuat syarat dan ketentuan pemberian anda, (i) anda mengkonfirmasi bahwa anda telah membaca dan mengerti isi dokumen yang terkait dengan pemberian ini yang disediakan untuk anda dalam bahasa Inggris, (ii) Anda menerima syarat dari dokumen-dokumen tersebut, dan (iii) anda setuju bahwa anda tidak akan mengajukan keberatan atas keberlakuan dokumen ini berdasarkan Undang-Undang No.

Exhibit 10.35
24 tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan atau Peraturan Presiden pelaksana (ketika diterbitkan).
NOTIFICATIONS
Exchange Control Information.
Indonesian residents must provide the Bank of Indonesia with information on foreign exchange activities in an online monthly report no later than the fifteenth day of the month following the activity. In addition, if you remit funds into Indonesia (e.g., proceeds from the sale of Shares), the Indonesian bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a more detailed description of the transaction must be included in the report and you may be required to provide information about the transaction (e.g., the relationship between you and the transferor of the funds, the source of the funds, etc.) to the bank in order for the bank to complete the report.
IRELAND
There are no country-specific provisions.
ITALY
TERMS AND CONDITIONS
Exercisability.
The following provision supplements the Exercisability section of the Award Agreement:
The Company reserves the right to restrict the methods and timing of the exercise of the Option at any time to comply with the applicable securities law restrictions in Italy. You may be required to consult with a financial intermediary prior to the exercise of the Option and to exercise the option solely by a “cashless” means as the Company so requires.
Plan Document Acknowledgment.
By accepting the Option, you acknowledge that you have received a copy of the Plan and the Award Agreement, have reviewed each of these documents in their entirety and fully understand and accept all terms of such documents. In this regard, you acknowledge having read and specifically approve the following sections of the Award Agreement and this Appendix I, as applicable: (i) Vesting; (ii) Exercisability; (iii) Termination; (iv) Taxes; (v) No Guarantee of Continued Service; (vi) Acknowledgment of Nature of Award; (vii) Data Privacy; and (viii) Governing Law; Jurisdiction; Waiver of Jury Trial.
NOTIFICATIONS
Foreign Assets/Account Reporting Information.
Italian residents who, during the fiscal year, hold investments abroad or foreign financial assets (e.g., cash, Shares and Options) which may generate income taxable in Italy are required to report such on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. The same reporting obligations apply to Italian residents who, even if they do not directly hold investments abroad or foreign financial assets (e.g., cash, Shares and Options), are beneficial owners of the investment pursuant to Italian money laundering provisions.

Exhibit 10.35
Tax on Foreign Financial Assets.
Italian residents may be subject to tax on the value of financial assets held outside of Italy. The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of the calendar year. If you are subject to this foreign financial assets tax, you will need to report the value of your financial assets held abroad in your annual tax return. You are encouraged to consult your personal legal advisor for additional information about the foreign financial assets tax.
JAPAN
NOTIFICATIONS
Exchange Control Information.
If you remit more than ¥30 million for the purchase of Shares in a single transaction, you must file a Payment Report with the Ministry of Finance (through the Bank of Japan or the bank carrying out the transaction). The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. If you acquire Shares whose value exceeds ¥100 million in a single transaction, you must also file a Report Concerning Acquisition Shares (“Securities Acquisition Report”) with the Ministry of Finance through the Bank of Japan within 20 days of acquiring the Shares. The forms to make these reports can be acquired from the Bank of Japan.
A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that you pay upon a one-time transaction for exercising the Option and acquiring Shares exceeds ¥100 million, you must file both a Payment Report and a Securities Acquisition Report.
Foreign Assets/Account Reporting Information.
If you are a Japanese tax resident, you will be required to report details of any assets held outside of Japan as of December 31st (including any Shares or cash acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to include details of any outstanding Shares, Options or cash held by you in the report.
KOREA
NOTIFICATIONS
Foreign Assets/Account Reporting Information.
You must declare all of your foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during the year.
LUXEMBOURG
There are no country-specific provisions.

Exhibit 10.35
MEXICO
TERMS AND CONDITIONS
No Entitlement or Claims for Compensation.
These provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement including this Appendix I:
Modification.
By accepting this Option, you understand and agree that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
Policy Statement.
The Award of Options the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with offices at One PPG Place, Pittsburgh, Pennsylvania 15222, U.S.A. is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and the sole employer is Delimex de Mexico, S.A. de C.V., located at Monte Pelvoux #220, Piso 6, Col. Lomas de Chapultepec, Delegacion Miquel Hidalgo C.P. 11000 Mexico, nor does it establish any rights between you and the Company, its Subsidiaries or its Affiliates.
Plan Document Acknowledgment.
By accepting this Option, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Award Agreement in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement.
In addition, by accepting the Award Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in the Award Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Subsidiary or Affiliates are not responsible for any decrease in the value of the Shares underlying this Option.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Company and any Subsidiary or Affiliate with respect to any claim that may arise under the Plan.
TÉRMINOS Y CONDICIONES
No existirá derecho o demanda por daños y perjuicios.
Estas disposiciones son complementarias de la sección de Reconocimiento de la Naturaleza del Contrato, incluyendo el presente Apéndice I:
Modificación.
Al aceptar esta Opción, usted entiende y acuerda que cualquier modificación al Plan o al Contrato, o su terminación no constituirá un cambio o impedimento a los términos y condiciones de su empleo.

Exhibit 10.35
Declaración de Política.
La Entrega de Opciones que la Compañía hace mediante el Plan, es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificarlo o suspenderlo en cualquier momento, sin asumir ninguna responsabilidad.
La Compañía, con oficinas en One PPG Place, Pittsburgh, Pennsylvania 15222,U.S.A. es únicamente responsable de la administración del Plan. La participación en el Plan y la adquisición de Acciones no establece, en ninguna forma, una relación laboral entre usted y la Compañía, toda vez que usted está participando en el Plan en un plano meramente comercial y su único patrón es Administración de Comidas Rapidas S.A. de C.V., localizado en Delimex de Mexico, S.A. de C.V., located at Monte Pelvoux #220, Piso 6, Col. Lomas de Chapultepec, Delegacion Miquel Hidalgo C.P. 11000 Mexico, y tampoco establece ningún derecho entre usted y la Compañía, sus Subsidiarias o Afiliadas.
Reconocimiento del Documento del Plan.
Al aceptar esta Opción, usted reconoce que ha recibido copias de dicho Plan, ha revisado el Plan y el Contrato en su integridad y comprende y acepta plenamente todas las disposiciones del Plan y del Contrato.
Asimismo, al aceptar el Contrato, usted reconoce que ha leído y específica y expresamente aprueba los términos y condiciones en el Contrato, en el cual se establece y describe lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan, y su participación en él es ofrecido por la Compañía sobre una base plenamente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y cualquier Subsidiaria o Afiliada no son responsables por cualquier disminución en el valor de las Acciones implícitas en esta Opción.
Finalmente, por medio del presente usted declara que no se reserva ninguna acción o derecho a presentar cualquier reclamo en contra de la Compañía por cualquier compensación o daño como resultado de su participación en el Plan y por lo tanto otorga la liberación más amplia que en derecho proceda a la Compañía y cualquier Subsidiaria o Afiliada con respecto a cualquier reclamo que pueda surgir en torno al Plan.
Securities Law Information.
The Options and Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement and any other document relating to the Options may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and your employer and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Delimex de Mexico, S.A. de C.V. made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
NETHERLANDS

Exhibit 10.35
NEW ZEALAND
NOTIFICATIONS
Securities Law Information.
WARNING - You are being offered Options (which, upon exercise in accordance with the terms of the grant of the Options, will be converted into Shares) in the Company. Shares give you a stake in the ownership of the Company. You may receive a return if dividends are paid. Shares are quoted on the Nasdaq. This means you may be able to sell them on the Nasdaq if there are interested buyers. You may get less than you invested. The price will depend on the demand for the Shares.
If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors have been paid. You may lose some or all of your investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.
In compliance with applicable New Zealand securities laws, you are entitled to receive, in electronic or other form and free of cost, copies of the Company’s latest annual report, relevant financial statements and the auditor’s report on said financial statements (if any).
Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.
PAPUA NEW GUINEA
There are no country-specific provisions.
POLAND
NOTIFICATIONS
Exchange Control Information.
If you transfer funds in excess of a certain threshold (currently €15,000) into or out of Poland, the funds must be transferred via a Polish bank account or financial institution. You are required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred.
Foreign Assets/Account Reporting Information.
Polish residents holding foreign securities (e.g., Shares) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds PLN 7 million. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland.

Exhibit 10.35
PUERTO RICO
NOTIFICATIONS
Securities Law Information.
The offer of the Plan is subject exclusively to United States securities laws, including the United States Securities Exchange Act of 1934, as amended.
RUSSIA
TERMS AND CONDITIONS
U.S. Transaction.
You understand that your acceptance of the Option results in a contract between you and the Company that is completed in the United States and that the Award Agreement is governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. You are not permitted to sell the Shares directly to other Russian legal entities or individuals.
NOTIFICATIONS
Securities Law Information.
Your employer is not in any way involved with the offer of the Options or administration of the Plan. This Award Agreement, the Plan and all other materials you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia. In no event will Shares issued upon exercise of the Option be delivered to you in Russia; all Shares will be maintained on your behalf in the United States of America.
Exchange Control and Repatriation Information.
You may be required to repatriate to Russia certain cash amounts you receive with respect to the Options (e.g., dividends, sale proceeds, etc.) as soon as you intend to use those cash amounts for any purpose, including reinvestment. You are responsible for complying with any applicable Russian exchange control and repatriation regulations and rulings. Because Russian exchange control and repatriation regulations and rulings change frequently and without notice, you should consult with a legal advisor to ensure compliance applicable to any aspect of your participation in the Plan, including the grant, vesting and exercise of the Options, issuance of any Shares at exercise, receipt of any proceeds from the sale of Shares and/or receipt of any payments in connection with any Dividend Equivalents or dividends.
Foreign Assets/Account Reporting Information.
Russian residents are required to notify Russian tax authorities within one (1) month of opening, closing or changing the details of a foreign account (which includes a foreign bank account or foreign brokerage account). Russian residents also are required to report (i) the beginning and ending balances in such a foreign account each year and (ii) transactions related to such a foreign account during the calendar year to the Russian tax authorities, before June 1 of the following year. The tax authorities can require you to provide appropriate supporting documents related to transactions in a foreign bank account.
You also are required to submit an annual cash flow report for any offshore brokerage account, due by June 1 each year for the previous year. Starting with the reporting year 2021, in addition to the annual cash flow

Exhibit 10.35
account, you are required to submit an annual financial asset report on any securities, e.g., Shares, in an offshore brokerage account, due by June 1 each year for the previous year.
Anti-Corruption Notice.
Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company). Accordingly, you should inform the Company if you are covered by these laws because you should not hold Shares acquired under the Plan.
SINGAPORE
NOTIFICATIONS
Securities Law Information.
The grant of this Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore and the grant is not made with a view to the Options or Shares being subsequently offered to another party. You should note that this Option is subject to section 257 of the SFA and you should not make (i) any subsequent sale of Shares in Singapore or (ii) any offer of such subsequent sale of Shares subject to the awards in Singapore, unless such sale or offer is made: (a) more than six months after the Grant Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Requirement.
If you are a director, associate director or shadow director of the Company’s Singapore Subsidiary or Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or Affiliate in writing when you receive an interest (e.g., Options, Shares) in the Company, a Subsidiary or Affiliate. In addition, you must notify the Singapore Subsidiary or Affiliate when you sell Shares (including when you sell Shares issued upon exercise of this Option). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Subsidiary or Affiliate. In addition, a notification of your interests in the Company, Subsidiary or Affiliate must be made within two business days of becoming a director. If you are the chief executive officer (“CEO”) of the Company’s Singapore Subsidiary or Affiliate and the above notification requirements are determined to apply to the CEO of a Singapore subsidiary or affiliate, the above notification requirements also may apply.
SPAIN
TERMS AND CONDITIONS
Acknowledgment of Nature of Award.
The following provisions supplement the Acknowledgment of Nature of Award section of the General Non-U.S. Terms and Conditions section of this Appendix I:
By accepting the grant of the Options, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who may be employees of the Company’s Subsidiaries or Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition

Exhibit 10.35
that any grant will not economically or otherwise bind the Company or its Subsidiaries or Affiliates on an ongoing basis except as provided in the Plan. Consequently, you understand that the Options are granted on the assumption and condition that the Options or the Shares acquired upon exercise shall not become a part of any employment contract with the Company and any of its Subsidiaries and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Options shall be null and void.
You understand and agree that, unless otherwise provided in the Award Agreement, the vesting and settlement of the Options is expressly conditioned on your continuous Service such that if your employment or rendering of Services terminates for any reason whatsoever, your Options will cease vesting immediately effective as of the date of such termination for any reason including, but not limited to, resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, and/or Article 50 of the Workers’ Statute, unilateral withdrawal by your employer and under Article 10.3 of the Royal Decree 1382/1985. Consequently, upon termination for any of the above reasons, you will automatically lose any rights to the Options granted to you that were unvested on the date of termination, as described in the Award Agreement.
NOTIFICATIONS
Securities Law Information.
The Options and the Shares issued pursuant to the exercise of the Options do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores and does not constitute a public offering prospectus.
Foreign Assets/Account Reporting Information.
If you are a Spanish resident and you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Board of Directors [under applicable law], you must declare the acquisition, ownership and disposition of Shares to the Dirección General de Comercial e Inversiones (the “DGCI”) o for statistical purposes. This declaration must be made in January for any Shares owned as of December 31 of the prior year by filing a form D-6 with the DGCI; however, if the value of the Shares being reported exceeds €1,502,530, the declaration must be filed within one (1) month of the acquisition or disposition of the Shares, as applicable. In addition, if you wish to import the ownership title of any Shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGCI.
You also are required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares) and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the Plan) held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.
To the extent that you hold rights or assets (e.g., Shares acquired under the Plan or cash held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of asset as of December 31 each year, you will be required to report information on such assets on your tax return (tax form 720) for such year. After such rights and/or assets are initially reported, the reporting obligation will apply for

Exhibit 10.35
subsequent years only if the value of such right or asset increases by more than €20,000 or if you sell or otherwise dispose of previously reported rights or assets. The reporting must be completed by the following March 31.
You are solely responsible for complying with applicable reporting obligations. The laws are often complex and can change frequently. You should consult your personal legal and/or tax advisor to confirm the reporting requirements that will apply to you in connection with the Plan.
SWEDEN
TERMS AND CONDITIONS
Authorization to Withhold. The following provisions supplement the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I:
Without limiting the Company or your employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I, by exercising the Option, you authorize the Company and your employer to withhold from proceeds of the sale of Shares or any other amount otherwise deliverable to you upon the exercise of Options to satisfy Tax-Related Items, regardless of whether the Company or your employer has an obligation to withhold such Tax-Related Items.
THAILAND
NOTIFICATIONS
Exchange Control Information. If you receive funds in connection with the Plan (e.g., dividends, sale proceeds) with a value equal to or greater than US$1 million, you are required to immediately repatriate such funds to Thailand. Any foreign currency repatriated to Thailand must be converted to Thai Baht or deposited into a foreign currency deposit account opened with any commercial bank in Thailand acting as the authorized agent within 360 days from the date the funds are repatriated to Thailand. You are also required to inform the authorized agent of the details of the foreign currency transaction, including your identification information and the purpose of the transaction.
TURKEY
NOTIFICATIONS
Securities Law Information.
You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares takes place outside of Turkey through the facilities of a stock exchange on which the Shares are listed (i.e., Nasdaq).
Exchange Control Information.
Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey. Therefore, you may be required to appoint a Turkish broker to assist you with the sale of the Shares acquired under the Plan. You should consult your personal legal advisor before selling any Shares acquired under the Plan to confirm the applicability of this requirement to you.

Exhibit 10.35
UNITED ARAB EMIRATES
NOTIFICATIONS
Securities Law Information.
The Plan is being offered only to employees and is in the nature of providing equity incentives to employees of the Company or its Subsidiaries or Affiliates in the United Arab Emirates (“UAE”). Any documents related to the Plan, including the Plan, this Award Agreement, and other grant documents (“Plan Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by any other person. Prospective purchasers of the securities offered (i.e., the Options) should conduct their own due diligence on the securities.
The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any Plan Documents nor has it taken steps to verify the information set out in them, and thus, is not responsible for such documents. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved this statement nor taken steps to verify the information set out in it and has no responsibility for it. If you do not understand the contents of the Plan Documents, you should consult an authorized financial advisor.
UNITED KINGDOM
TERMS & CONDITIONS
Taxes.
The following provisions supplement the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I:
Without limitation to the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or your employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and your employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority). Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of the Act), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within ninety (90) days of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or your employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or your employer may obtain from you by any of the means referred to in the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I.